Exhibit 4.79

SIXTH AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SIXTH AMENDMENT TO ASSET PURCHASE AGREEMENT (this "***Sixth Amendment***") is made and entered into effective as of November 5, 2013, though it may be executed on a different date, by and among Williams Industries, LLC, a Delaware limited liability company (the "***Buyer***" or "***Williams Industries***"), Kentucky Fuel Corporation, a Delaware corporation (the "***Seller***") and James C. Justice Companies, Inc., a Delaware corporation and the ultimate parent entity of the Seller (the "***Seller Parent***"), with acknowledgment and acceptance by Newlead Holdings, LTD. as referenced and provided below.

RECITALS:

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement dated as of May 10, 2012 (the "***Purchase Agreement***"), pursuant to which Buyer agreed to acquire from Seller, and Seller agreed to sell to Buyer (the "***Sale***"), the Assets (as defined in the Purchase Agreement) of Seller in accordance with the terms of the Purchase Agreement; and

WHEREAS, Buyer and Seller amended the Purchase Agreement to extend the Closing Date by executing and delivering that certain Amendment Extending Closing Deadline effective as of June 9, 2012 (the ***Extension Amendment***"); and

WHEREAS, pursuant to the terms and conditions of that certain Second Amendment to Asset Purchase Agreement dated as of October 15, 2012, Seller and Buyer had further amended the Purchase Agreement to, among other things, (i) extend the Closing Date, (ii) provide for the express special indemnification by Seller with respect to the NLTM Litigation (as hereinafter more specifically defended, the "***Special NLTM Litigation Indemnification***"), and (iii) the guarantee by Seller Parent of the Seller's indemnification obligations under the Specific NLTM Litigation Indemnification; and

WHEREAS, Buyer and Seller further amended the Purchase Agreement to extend the Closing Date by executing and delivering that certain Third Amendment to Asset Purchase Agreement (the "***Third Amendment***") effective as of November 21, 2012 though executed on a different date(s); and

WHEREAS, pursuant to said Third Amendment, Seller and Buyer desired and agreed to further amend the Purchase Agreement to, among other things, (i) provide for the payment of the Purchase Price by delivery of a $7,500,000 Promissory Note by Newlead Holdings, LTD., as maker, a company organized in Bermuda (and an affiliate of New Coal Holding, LLC) (hereinafter referred to as "***Newlead Holdings***"), that was payable January 29, 2013, which Promissory Note (the "***$7.5M Note***") was collateralized by (a) a Mortgage, Assignment of Rents and Leases Security Agreement, Fixture Filing And As-Extracted Collateral Filing which were

executed and delivered by Newlead Holdings and Guarantor creating a security interest in the Assets being sold as well as a mortgage lien on the Owned Real Property, (b) a Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement, Fixture Filing And As-Extracted Collateral to be executed and delivered by Newlead Holdings and Guarantor creating a mortgage lien on the leases being assigned to Buyer, and (c) a Guaranty by Williams Industries, LLC (the documents described in clauses (a), (b) and (c) are referred to herein as the "KFC Mortgage and Security Documentation") and (ii) extend the Closing Date to December 31, 2012 (the "***First Closing***"), all in accordance with the terms set forth in that Third Amendment; and

WHEREAS, subsequent to the First Closing and the consummation of the transactions contemplated under the Purchase Agreement, the Buyer will sell the Assets to Newlead Holdings, or an affiliate thereof, as the assignee of Cypress Camon Energy, LLC – Five Mile Series, a Delaware series limited liability company ("***Cypress***"), pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of June 13, 2012 by and between Buyer and Cypress, as amended by that certain Amendment to Asset Purchase Agreement dated as of October 15, 2012, and that certain Second Amendment to Asset Purchase Agreement dated November 21, 2012 (the "***Williams Industries/Newlead Purchase Agreement***"); and

WHEREAS, a closing date of no later than January 29, 2013 was set for such sale of the Assets by Buyer to Newlead Holdings and for final payment of Eleven Million Dollars ($11,000,000), including the payment of the $7.5M Note and a $2,000,000 Promissory Note to Williams Industries (the "***$2.0M Note***") and a $1,500,000 Promissory Note to RLJT Investments (the "***$1.5M Note***"), whereupon Seller would release its above collateral upon receipt of such payment in full of the $7.5M Note and Williams Industries would transfer the Assets to Newlead Holdings or an affiliate (such closing is hereinafter referred to as the "***Second Closing***"); and

WHEREAS, the First Closing regarding of the sale of the Assets by Seller to Buyer occurred on or before December 31, 2012, including the delivery to KFC of the $7.5M Note and collateral package referenced in the Third Amendment, but Newlead Holdings (as maker of the $7.5M Note, the $2.0M Note and the $1.5M Note and ultimate purchaser of the Assets at the Second Closing) and Buyer (as unconditional guarantor of the $7.5M Note and as seller to Newlead Holdings of the Assets at the Second Closing) twice extended the original January 29, 2013 deadline for the Second Closing and the accompanying payment of the $7.5M Note, the $2.0M Note and the $1.5M Note (collectively, the "***Newlead Notes***"); and

WHEREAS, under the first extension, Newlead, Buyer and Seller agreed to extend the Second Closing to no later than February 15, 2013, in consideration of a modification of such parties' December 28, 2012 Irrevocable Letter of Instructions to Chicago Title Insurance Company ("***Instructions***"), as Escrow Agent for the Second Closing ("***Chicago Title***"), whereby (i) Newlead Holdings on February 5, 2013 deposited $100,000.00 as a non-refundable deposit (the "***Deposit***") with Chicago Title, (ii) Chicago Title held the Deposit in escrow from the Parties

until the earlier of the following: (a) the Second Closing, or (b) February 18, 2013, **provided, however**, that, (A) if the Second Closing occurred on or before February 15, 2013, then the Deposit was to be included as part of the payment from Newlead Holdings to retire the $7.5M Note, but (B) if the Second Closing did not occur on or before February 15, 2013, then the Deposit was to be released on February 18, 2013 to KFC as partial payment on Newlead Holdings' $7.5M Note (payable to KFC); and

WHEREAS, under the second extension, Newlead, Buyer and Seller further extended the Second Closing to no later than 5:00 p.m. Eastern Time on Wednesday, March 6, 2013 in exchange for, among other things, (A) the immediate release of the Deposit to Seller (**not** as a credit against the $7.5M Note but as additional consideration for the extension) and (B) the delivery by Newlead Holdings to Seller of $175,000 of its unrestricted and resalable stock, all as additional consideration for the extension and not as a credit against the $7.5M Note;

WHEREAS, Newlead Holdings was unable to pay the Newlead Notes and complete the Second Closing on March 6, 2013 and subsequently entered into (i) a Fifth Amendment to Asset Purchase Agreement by and among KFC, Williams Industries, Seller Parent and Newlead Holdings dated March 18, 2013 together with (ii) a Forbearance Agreement with KFC dated March 18, 2013 ("***KFC Forbearance Agreement***") and (iii) a Forbearance Agreement with Williams Industries dated March 18, 2013 ("***Williams Industries Forbearance Agreement***") (together, the "***Forbearance Agreements***"), which Forbearance Agreements set forth an installment payment plan with respect to the obligations of Newlead Holdings under the $7.5M Note and the $2.0M Note;

WHEREAS, in March 2013 Newlead Holdings made the first installment payment in the amount of $350,000 under the KFC Forbearance Agreement and the first installment payment in the amount of $50,000 under the Williams Industries Forbearance Agreement;

WHEREAS, Newlead Holdings failed to make any of the additional installment payments as set forth in the KFC Forbearance Agreement and the Williams Industries Forbearance Agreement and, accordingly, (i) KFC delivered a written default notice pursuant to its September 23, 2013 letter to Newlead Holdings stating, among other things, that Newlead Holdings owed KFC unpaid principal in the amount of $7,150,000 and, that as of September 25, 2013, Newlead Holdings owed KFC accrued and unpaid default interest in the amount of $546,598.14, with per diem interest accruing after September 27, 2013 at the rate of $1,977.64 per day, (ii) Williams Industries delivered written default notices pursuant to its September 23, 2013, October 2, 2013, October 24, 2013 and October 29, 2013 letters to Newlead Holdings, stating, among other things, that Newlead Holdings owed Williams Industries unpaid principal of $1,950,000 and accrued and unpaid default interest of $113,750 through October 31, 2013 and (iii) RLJT Investments ("***RLJT***") delivered a written default notice pursuant to its October 24,

2013 letter to Newlead Holdings stating, among other things, that Newlead Holdings owed RLJT unpaid principal of $1,500,000 and accrued and unpaid default interest of $75,000;

WHEREAS, in order to cure the defaults referenced in the KFC default notice, the Williams Industries default notices and the RLJT default notice, Newlead Holdings proposes (i) to make, or cause Hanover to make, a payment in the amount of $1,500,000 in the aggregate to Chicago Title for the benefit of KFC, Williams Industries and RLJT (collectively the "Noteholders"), to be distributed no later than October 31, 2013 to the Noteholders on a pro rata basis as set forth in the Chicago Title Instructions and (ii) that each Noteholder shall enter into a separate Debt Purchase Agreement with Hanover Holdings I, LLC, an affiliate of the Magna Group ("***Hanover***"), pursuant to which the Noteholders will sell and transfer their Promissory Notes to Hanover in exchange for cash payments equal to the entire principal amount owing on each such Note plus accrued and unpaid interest up through and including the final installment payment date as set forth in the Debt Purchase Agreements (the "Payment in Full Amounts"); and

WHEREAS, Newlead Holdings will enter into a Guaranty Agreement with each of the Noteholders to guaranty the obligations of Hanover under the Debt Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement, as amended.

2. Newlead Payment. Newlead shall make, or cause Hanover to make, a payment of $1,500,000 to Chicago Title for the benefit of the Noteholders, no later than two (2) business days after the execution and delivery of the Debt Purchase Agreements between Hanover and each Noteholder, with such payment to be distributed to the Noteholders as set forth in the Chicago Title Instructions.

3. Hanover Debt Purchase Agreement. Each of KFC, Williams Industries and RLJT shall enter into a separate Debt Purchase Agreement with Hanover Holdings I, LLC, a New York limited liability company and an affiliate of the Magna Group ("***Hanover***"), substantially in the form of Exhibit A here, pursuant to which Hanover shall purchase (i) the $7.5M Note, (ii) the $2.0M Note and (iii) the $1.5M Note under the terms and conditions set forth in the Debt Purchase Agreement, including payment to the Noteholders of the Payment in Full Amounts and a pro rata split of each payment among the Noteholders in proportion to the total balance of unpaid principal plus accrued but unpaid interest and default interest owed to each Noteholder. Further, Hanover shall confirm that KFC continues to have the benefit of the KFC Mortgage and Security Documentation. Without limitation, Hanover shall

be required to execute and deliver such additional documents and instruments, and take or omit to take such actions, as may be required and requested by KFC to ensure that KFC continues to have the benefit of the KFC Mortgage and Security Documentation. Nothing in the Debt Purchase Agreement or in this Sixth Amendment shall be construed to require transfer of the Assets by Williams Industries to Newlead Holdings or any other party prior to such time as the Noteholders have received the Payment in Full Amounts.

4. Amendment to the Forbearance Agreements. Newlead shall enter into an amendment to (i) the KFC Forbearance Agreement and (ii) the Williams Industries Forbearance Agreement, substantially in the form of Exhibit B and Exhibit C hereto respectively, which amendment shall set forth, among other things, a confirmation of the amount of unpaid principal and the accrued and unpaid interest owed to each Noteholder and will set forth an installment payment plan between Hanover and KFC, Williams Industries and RLJT, respectively, whereby Hanover shall pay the Noteholders the Payment in Full Amounts and which shall acknowledge and agree that Newlead shall remain obligated to make such installment payments in the event of a default by Hanover under the Debt Purchase Agreement. The amendment to the KFC Forbearance Agreement also shall acknowledge and confirm that KFC continues to have the benefit of the KFC Mortgage and Security Documents.

5. Amendment to the Chicago Title Instructions. Hanover, Newlead, KFC, Williams Industries and RLJT shall amend and restate the Chicago Title Instructions, substantially in the form of Exhibit D hereto, in order to memorialize and confirm the terms and conditions upon which Hanover shall deliver to Chicago Title and Chicago Title shall disburse to the Noteholders the installment payments set forth in the Debt Purchase Agreements and the Forbearance Agreements.

6. Guaranty of Newlead. Newlead shall execute and deliver a separate Guaranty to each of KFC, Williams Industries and RLJT, substantially in the form of Exhibit E, in order to (i) acknowledge and affirm that Newlead shall guaranty the payment and performance obligations of Hanover under the Debt Purchase Agreements and (ii) confirm that KFC continues to have the benefit of the KFC Mortgage and Security Documentation, which security interest shall remain in place and be unaffected by the transactions contemplated under the Debt Purchase Agreements.

7. Payment of Newlead Obligations to Lessors and Contractor. Newlead represents and warrants that it has sufficient working capital to complete the Five Mile transaction and Newlead agrees to pay all unsatisfied obligations relating to the Assets, as defined in the Purchase Agreement, which obligations are set forth on Schedule 1

hereto, by no later than November 8, 2013, and Newlead shall provide evidence of such payments to KFC and Williams Industries by no later than November 8, 2013.

8. Second Closing. For the avoidance of doubt, the Parties hereto acknowledge and agree that Williams Industries shall be under no obligation to transfer the Assets, including but not limited to the transfer of the Deed for the Andy Temple, to Newlead Holdings or its affiliate, and the Second Closing shall not be deemed consummated until the Noteholders have received the Payment in Full Amounts.

9. No Other Amendment. All other provisions of the Purchase Agreement not specifically referenced in this Sixth Amendment shall remain in full force and effect.

10. Entire Agreement; Acknowledgment by Newlead Holdings. The Purchase Agreement, as amended by this Sixth Amendment, together with (a) the above-referenced previous amendments thereto (including the Extension Amendment, and the First, Second, Third, Fourth and Fifth Amendments, respectively), (b) the Williams Industries/Newlead Purchase Agreement, (c) the above-referenced modifications to the parties' irrevocable instructions to Chicago Title, (d) the Forbearance Agreements, as amended, (e) the Newlead Guaranty, and (f) the acknowledgment hereof and agreement hereto by Newlead Holdings below evidencing its approval of its obligations hereunder, constitute the entire agreement among the parties with respect to the subject matter thereof and together supersede all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter thereof.

11. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without regard to or application of its conflict of laws rules.

12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

SIGNATURE PAGE FOR SIXTH AMENDMENT

TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Sixth Amendment to Asset Purchase Agreement as of the date first above written and Newlead Holdings has acknowledged and agreed to this Sixth Amendment and its obligations hereunder.

WILLIAMS INDUSTRIES, LLC

By: ____________________

Name: ____________________

Title: ____________________

KENTUCKY FUEL CORPORATION

By: /s/ S W Ball

Name: Stephen W. Ball

Title: SVP of Operations

JAMES C. JUSTICE COMPANIES, INC.

By: /s/ S W Ball

Name: Stephen W. Ball

Title: SVP of Operations

ACKNOWLEDGED AND AGREED:

NEWLEAD HOLDINGS, LTD.

By: ____________________

Name: ____________________

Title: ____________________